Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 20, 2009, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and to the use of our report dated April 10, 2009, with respect to the financial statements of Variable Annuity Account XIV - Valuebuilder Variable Annuity included in Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-120399) of Variable Annuity Account XIV and the related Statements of Additional Information accompanying the Prospectus for the NEA Valuebuilder Retirement Income Director Variable Annuity.



Kansas City, Missouri
April 27, 2009